Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Keith Lester	Steve Etzel
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.4871	414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2017 Results

•	Fourth quarter reported sales up 8.4 percent year over year; organic sales up 5.6 percent

•	Fourth quarter diluted EPS of $1.57; Adjusted EPS of $1.69

•	Full year diluted EPS of $6.35; Adjusted EPS of $6.76

•	EPS includes the effects of a business divestiture and restructuring charges in the fourth quarter

•	Fiscal 2018 EPS guidance: Diluted EPS $7.09 - $7.39; Adjusted EPS $7.20 - $7.50
MILWAUKEE (November 8, 2017) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2017 fourth quarter sales of $1,667.5 million, up 8.4 percent from $1,538.6 million in the fourth quarter of fiscal 2016. Organic sales grew 5.6 percent. Currency translation increased sales by 1.5 percentage points, and acquisitions contributed 1.3 percentage points to sales growth.
Fiscal 2017 fourth quarter net income was $204.6 million or $1.57 per share, compared to $185.2 million or $1.43 per share in the fourth quarter of fiscal 2016. Fiscal 2017 fourth quarter Adjusted EPS was $1.69, up 11 percent compared to $1.52 in the fourth quarter of fiscal 2016. In the fourth quarter of fiscal 2017 we divested a business for $94.0 million and recorded a pre-tax gain on the divestiture of $60.8 million ($35.5 million after tax or $0.28 per share). In addition, we recorded $43.0 million of pre-tax restructuring charges ($30.7 million after tax or $0.24 per share) in the fourth quarter of fiscal 2017. The increases in EPS and Adjusted EPS were primarily due to higher sales and the gain on the divestiture, partially offset by higher investment spending, incentive compensation, and restructuring charges.
Pre-tax margin, which includes the gain on the divestiture, was 16.4 percent in the fourth quarter of fiscal 2017, compared to 15.4 percent in the same period last year. The increase in pre-tax margin was primarily due to the gain on the divestiture and higher sales, partially offset by higher investment spending, restructuring charges, and incentive compensation.
Total segment operating margin was 17.0 percent compared to 19.8 percent a year ago. The decrease in total segment operating margin was primarily due to higher investment spending, restructuring charges, and incentive compensation, partially offset by higher sales. Total segment operating earnings were $283.5 million in the fourth quarter of fiscal 2017, down 7 percent from $304.3 million in the same period of fiscal 2016.
Full Fiscal Year 2017
Sales were $6,311.3 million in fiscal 2017, up 7.3 percent from $5,879.5 million in fiscal 2016. Organic sales grew 6.1 percent. Currency translation reduced sales by 0.3 percentage points, and acquisitions contributed 1.5 percentage points to sales growth.
Fiscal 2017 net income was $825.7 million or $6.35 per share, compared to $729.7 million or $5.56 per share in fiscal 2016. Fiscal 2017 Adjusted EPS was $6.76, up 14 percent compared to $5.93 in fiscal 2016. The increases in EPS and Adjusted EPS were primarily due to higher sales, the gain on the divestiture, and lower effective tax rates, partially offset by higher incentive compensation and restructuring charges.
Pre-tax margin, which includes the gain on the divestiture, was 16.4 percent in fiscal 2017, compared to 16.0 percent last year. The increase in pre-tax margin was primarily due to higher sales and the gain on the divestiture, partially offset by higher incentive compensation and restructuring charges.
Total segment operating margin was 19.5 percent compared to 20.2 percent a year ago. The decrease in total segment operating margin was primarily due to higher incentive compensation and restructuring charges, partially offset by higher sales. Total segment operating earnings were $1,233.1 million in fiscal 2017, up 4 percent from $1,188.7 million in fiscal 2016.
Commenting on the results, Blake D. Moret, president and chief executive officer, said, “We are pleased with our sales and earnings performance in the quarter. We delivered 6 percent organic sales growth and 11 percent Adjusted EPS growth, which were slightly above our expectations. We saw positive contributions from all regions and broad-based growth across most verticals, particularly automotive, food and beverage, semiconductor, chemicals, and metals. Importantly, we saw oil and gas return to meaningful growth in the quarter, which helped our process business grow above the company average.

“In the quarter, we divested a small business and also initiated restructuring plans. These actions accelerate our ongoing efforts to sharpen our focus on The Connected Enterprise strategy and further enhance the competitiveness of our products, services, and solutions. We will continue to balance investments with our commitment to delivering profitable growth.
“Fiscal 2017 was a very good year for us. Organic sales grew 6 percent, EPS grew 14 percent, and we had solid free cash flow performance. We had a strong finish to the year in orders, which were up high single digits in the fourth quarter.
“Our employees, partners, and suppliers continue to differentiate us. I would like to thank them for their efforts every day.”

Outlook
The following table provides guidance as it relates to sales growth and earnings per share for fiscal 2018:

Sales Growth Guidance		EPS Guidance
Reported sales growth	5% to 8%	Diluted EPS	$7.09 - $7.39
Organic sales growth	3.5% to 6.5%	Adjusted EPS	$7.20 - $7.50
Currency translation	~ 2.5%
Divestiture	~ (1)%

Commenting on the outlook, Moret added, "Global macroeconomic conditions are solid. Our strong orders performance in the fourth quarter positions us well as we enter fiscal 2018. We expect heavy industries to grow a bit above the company average, with good contribution from oil and gas. We also expect continued growth in consumer and transportation."
Moret continued, “With our strategic focus on The Connected Enterprise, substantial investments in technology, expertise, and market access, and our large installed base, we are well-positioned to take advantage of the attractive opportunities in the industrial automation and information market.”

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2017 fourth quarter sales were $752.0 million, an increase of 8.0 percent compared to $696.4 million in the same period last year. Organic sales grew 6.2 percent, currency translation increased sales by 1.6 percentage points, and acquisitions contributed 0.2 percentage points to sales growth. Segment operating earnings were $178.0 million in the fourth quarter of fiscal 2017 compared to $180.0 million in the same period last year. Segment operating margin decreased to 23.7 percent in the fourth quarter of fiscal 2017 from 25.8 percent a year ago.
Architecture & Software fiscal 2017 sales were $2,899.3 million, an increase of 10.0 percent from $2,635.2 million last year. Organic sales grew 9.4 percent, currency translation reduced sales by 0.3 percentage points, and acquisitions contributed 0.9 percentage points to sales growth. Segment operating earnings were $781.5 million in fiscal 2017 compared to $695.0 million in fiscal 2016. Segment operating margin increased to 27.0 percent in fiscal 2017 from 26.4 percent a year ago, primarily due to higher sales, partially offset by higher incentive compensation and restructuring charges.
Control Products & Solutions
Control Products & Solutions fiscal 2017 fourth quarter sales were $915.5 million, an increase of 8.7 percent compared to $842.2 million in the same period last year. Organic sales grew 5.1 percent, currency translation increased sales by 1.4 percentage points, and acquisitions contributed 2.2 percentage points to sales growth. Segment operating earnings were $105.5 million in the fourth quarter of fiscal 2017 compared to $124.3 million in the same period last year. Segment operating margin decreased to 11.5 percent in the fourth quarter of fiscal 2017 from 14.8 percent a year ago.
Control Products & Solutions fiscal 2017 sales were $3,412.0 million, an increase of 5.2 percent from $3,244.3 million last year. Organic sales grew 3.4 percent, currency translation reduced sales by 0.2 percentage points, and acquisitions contributed 2.0 percentage points to sales growth. Segment operating earnings were $451.6 million in fiscal 2017 compared to $493.7 million in fiscal 2016. Segment operating margin decreased to 13.2 percent in fiscal 2017 from 15.2 percent a year ago, primarily due to higher incentive compensation and restructuring charges, partially offset by higher sales.

Other Information
In the fourth quarter of fiscal 2017, cash flow provided by operating activities was $106.9 million and free cash flow was $62.7 million, after a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust. Full fiscal year 2017 cash flow provided by operating activities was $1,034.0 million and free cash flow was $892.3 million. Return on invested capital was 39.0 percent.
Fiscal 2017 fourth quarter general corporate net expense was $23.5 million compared to $25.2 million in the fourth quarter of 2016. General corporate net expense was $76.3 million for the full fiscal year 2017 compared to $79.7 million in fiscal 2016.
On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2017 was 25.2 percent compared to 21.8 percent in the fourth quarter of 2016. The effective tax rate for the full fiscal year 2017 was 20.4 percent compared to 22.6 percent in fiscal 2016.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2017 was 25.9 percent compared to 22.9 percent in the fourth quarter of 2016. The Adjusted Effective Tax Rate for the full fiscal year 2017 was 21.5 percent compared to 23.6 percent in fiscal 2016.
The higher tax rates for the fourth quarter included U.S. taxes related to the gain on the divestiture. For the full fiscal year, the lower tax rates were primarily due to favorable discrete items.
During the fourth quarter and full fiscal year 2017, the Company repurchased 210 thousand shares of its common stock at a cost of $34.6 million, and 2.3 million shares of its common stock at a cost of $336.6 million, respectively. At September 30, 2017, $608.4 million remained available under the existing share repurchase authorization.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, November 8, 2017. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http:www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of acquired businesses and technologies;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Sales
Architecture & Software (a)	$752.0	$696.4	$2,899.3	$2,635.2
Control Products & Solutions (b)	915.5	842.2	3,412.0	3,244.3
Total sales (c)	$1,667.5	$1,538.6	$6,311.3	$5,879.5
Segment operating earnings
Architecture & Software (d)	$178.0	$180.0	$781.5	$695.0
Control Products & Solutions (e)	105.5	124.3	451.6	493.7
Total segment operating earnings[1] (f)	283.5	304.3	1,233.1	1,188.7
Purchase accounting depreciation and amortization	(4.6)	(4.5)	(21.4)	(18.4)
General corporate — net	(23.5)	(25.2)	(76.3)	(79.7)
Non-operating pension costs	(23.2)	(19.5)	(82.6)	(76.2)
Gain on sale of business	60.8	—	60.8	—
Interest expense	(19.5)	(18.2)	(76.2)	(71.3)
Income before income taxes (g)	273.5	236.9	1,037.4	943.1
Income tax provision	(68.9)	(51.7)	(211.7)	(213.4)
Net income	$204.6	$185.2	$825.7	$729.7

Diluted EPS	$1.57	$1.43	$6.35	$5.56

Adjusted EPS[2]	$1.69	$1.52	$6.76	$5.93

Average diluted shares	129.8	129.8	129.9	131.1

Segment operating margin
Architecture & Software (d/a)	23.7%	25.8%	27.0%	26.4%
Control Products & Solutions (e/b)	11.5%	14.8%	13.2%	15.2%
Total segment operating margin[1] (f/c)	17.0%	19.8%	19.5%	20.2%

Pre-tax margin (g/c)	16.4%	15.4%	16.4%	16.0%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.
2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Sales	$1,667.5	$1,538.6	$6,311.3	$5,879.5
Cost of sales	(1,019.8)	(886.7)	(3,687.1)	(3,404.0)
Gross profit	647.7	651.9	2,624.2	2,475.5
Selling, general and administrative expenses	(425.5)	(402.1)	(1,591.5)	(1,467.4)
Other income[1]	70.8	5.3	80.9	6.3
Interest expense	(19.5)	(18.2)	(76.2)	(71.3)
Income before income taxes	273.5	236.9	1,037.4	943.1
Income tax provision	(68.9)	(51.7)	(211.7)	(213.4)
Net income	$204.6	$185.2	$825.7	$729.7

1Other income includes a pre-tax gain of $60.8 million on the divestiture of a business in the fourth quarter of fiscal 2017.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2017	September 30, 2016
Assets
Cash and cash equivalents	$1,410.9	$1,526.4
Short-term investments	1,124.6	902.8
Receivables	1,135.5	1,079.0
Inventories	558.7	526.6
Property, net	583.9	578.3
Goodwill and intangibles	1,315.7	1,329.2
Other assets	1,032.4	1,158.9
Total	$7,161.7	$7,101.2
Liabilities and Shareowners’ Equity
Short-term debt	$600.4	$448.6
Accounts payable	623.2	543.1
Long-term debt	1,243.4	1,516.3
Other liabilities	2,031.1	2,603.1
Shareowners’ equity	2,663.6	1,990.1
Total	$7,161.7	$7,101.2

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2017	2016
Operating activities:
Income from continuing operations	$825.7	$729.7
Depreciation and amortization	168.9	172.2
Retirement benefits expense	176.0	157.1
Pension contributions[1]	(254.9)	(44.3)
Gain on sale of business	(60.8)	—
Receivables/inventories/payables	(2.3)	18.0
Advance payments from customers and deferred revenue	21.3	11.7
Compensation and benefits	124.7	(81.1)
Income taxes	11.6	(79.4)
Other	23.8	63.4
Cash provided by operating activities	1,034.0	947.3
Investing activities:
Capital expenditures	(141.7)	(116.9)
Acquisition of businesses, net of cash acquired	(1.1)	(139.1)
Purchases of investments	(1,444.2)	(1,070.7)
Proceeds from maturities and sales of investments	912.6	886.3
Proceeds from sale of investments	62.6	—
Proceeds from sale of business	94.0	—
Proceeds from sale of property	1.1	0.4
Cash used for investing activities	(516.7)	(440.0)
Financing activities:
Net issuance (repayment) of short-term debt	(98.2)	448.6
Cash dividends	(390.7)	(378.2)
Purchases of treasury stock	(342.6)	(507.6)
Proceeds from the exercise of stock options	181.9	36.2
Excess income tax benefit from share-based compensation	—	3.3
Cash used for financing activities	(649.6)	(397.7)
Effect of exchange rate changes on cash	16.8	(10.5)
Increase in cash and cash equivalents	$(115.5)	$99.1

1In the fourth quarter of fiscal 2017, the Company made a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2017 compared to sales for the three and twelve months ended September 30, 2016:

	Three Months Ended September 30,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$888.6	$(0.2)	$888.4	$(19.6)	$868.8	$821.7
Canada	93.5	(3.5)	90.0	—	90.0	79.3
Europe, Middle East, Africa	324.7	(15.1)	309.6	(0.4)	309.2	294.7
Asia-Pacific	236.0	(1.4)	234.6	—	234.6	223.7
Latin America	124.7	(2.5)	122.2	(0.1)	122.1	119.2
Total	$1,667.5	$(22.7)	$1,644.8	$(20.1)	$1,624.7	$1,538.6

	Year Ended September 30,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$3,458.4	$0.5	$3,458.9	$(77.9)	$3,381.0	$3,213.4
Canada	343.4	(2.5)	340.9	(0.1)	340.8	316.4
Europe, Middle East, Africa	1,193.7	3.7	1,197.4	(6.8)	1,190.6	1,147.2
Asia-Pacific	866.4	6.5	872.9	(2.4)	870.5	764.4
Latin America	449.4	6.9	456.3	(0.2)	456.1	438.1
Total	$6,311.3	$15.1	$6,326.4	$(87.4)	$6,239.0	$5,879.5

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2017 compared to sales for the three and twelve months ended September 30, 2016:

	Three Months Ended September 30,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$752.0	$(10.6)	$741.4	$(1.7)	$739.7	$696.4
Control Products & Solutions	915.5	(12.1)	903.4	(18.4)	885.0	842.2
Total	$1,667.5	$(22.7)	$1,644.8	$(20.1)	$1,624.7	$1,538.6

	Year Ended September 30,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$2,899.3	$7.1	$2,906.4	$(22.5)	$2,883.9	$2,635.2
Control Products & Solutions	3,412.0	8.0	3,420.0	(64.9)	3,355.1	3,244.3
Total	$6,311.3	$15.1	$6,326.4	$(87.4)	$6,239.0	$5,879.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three and twelve months ended September 30, 2017 and 2016 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Service cost	$24.5	$22.0	$97.0	$88.0
Amortization of prior service credit	(0.9)	(0.8)	(3.7)	(2.9)
Operating pension costs	23.6	21.2	93.3	85.1

Interest cost	38.2	42.3	151.6	169.5
Expected return on plan assets	(56.6)	(54.4)	(225.2)	(218.3)
Amortization of net actuarial loss	38.5	31.1	152.9	124.5
Special termination benefit	0.5	0.5	0.5	0.5
Settlements	2.6	—	2.8	—
Non-operating pension costs	23.2	19.5	82.6	76.2

Net periodic pension cost	$46.8	$40.7	$175.9	$161.3

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate (in millions, except per share amounts and percentages):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Income from continuing operations	$204.6	$185.2	$825.7	$729.7
Non-operating pension costs	23.2	19.5	82.6	76.2
Tax effect of non-operating pension costs	(7.9)	(7.0)	(29.6)	(27.5)
Adjusted Income	$219.9	$197.7	$878.7	$778.4

Diluted EPS from continuing operations	$1.57	$1.43	$6.35	$5.56
Non-operating pension costs per diluted share	0.18	0.15	0.64	0.58
Tax effect of non-operating pension costs per diluted share	(0.06)	(0.06)	(0.23)	(0.21)
Adjusted EPS	$1.69	$1.52	$6.76	$5.93

Effective tax rate	25.2%	21.8%	20.4%	22.6%
Tax effect of non-operating pension costs	0.7%	1.1%	1.1%	1.0%
Adjusted Effective Tax Rate	25.9%	22.9%	21.5%	23.6%

Fiscal 2018 Guidance

Diluted EPS from continuing operations	$7.09 - $7.39
Non-operating pension costs per diluted share	0.18
Tax effect of non-operating pension costs per diluted share	(0.07)
Adjusted EPS	$7.20 - $7.50

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of fiscal year 2017, we adopted a new share-based compensation accounting standard that requires the excess income tax benefit from share-based compensation to be classified as an operating, rather than as a financing, cash flow. In previous periods, we added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows. Beginning in the first quarter of fiscal year 2017, no adjustment is necessary as this benefit is already included in operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017[1]
Cash provided by continuing operating activities	$184.8	$214.5	$276.0	$272.0	$310.8	$301.0	$315.3	$106.9
Capital expenditures	(40.2)	(12.4)	(26.8)	(37.5)	(39.4)	(28.0)	(30.1)	(44.2)
Excess income tax benefit from share-based compensation	0.7	0.5	1.2	0.9	—	—	—	—
Free cash flow	$145.3	$202.6	$250.4	$235.4	$271.4	$273.0	$285.2	$62.7

1Free cash flow for the fourth quarter of fiscal 2017 includes a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2017	2016
(a) Return
Income from continuing operations	$825.7	$729.7
Interest expense	76.2	71.3
Income tax provision	211.7	213.4
Purchase accounting depreciation and amortization	21.4	18.4
Return	1,135.0	1,032.8
(b) Average invested capital
Short-term debt	585.9	248.2
Long-term debt	1,296.9	1,509.0
Shareowners’ equity	2,215.8	2,164.1
Accumulated amortization of goodwill and intangibles	834.1	811.8
Cash and cash equivalents	(1,504.4)	(1,461.7)
Short-term and long-term investments	(1,111.7)	(846.5)
Average invested capital	2,316.6	2,424.9
(c) Effective tax rate
Income tax provision	211.7	213.4
Income from continuing operations before income taxes	$1,037.4	$943.1
Effective tax rate	20.4%	22.6%
(a) / (b) * (1-c) Return On Invested Capital	39.0%	33.0%